Exhibit 10.17

RESTRICTED SHARES AWARD AGREEMENT

ALIGNMENT HEALTHCARE, INC. 2021 EQUITY INCENTIVE PLAN

Alignment Healthcare, Inc. (the “Company”) grants to the Participant named below (“you”) the number of Restricted Shares set forth below (the “Award”), under this Restricted Shares Award Agreement (“Agreement”).

Governing Plan:	Alignment Healthcare, Inc. 2021 Equity Incentive Plan

Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement

Participant:	[Name]

Grant Date:	[Date]

Number of Restricted Shares:	[●]

Vesting:	The Restricted Shares will become vested as follows, as long as you do not have a Separation from Service before the applicable [date/event]:

	[Date/Event]	Restricted Shares Vesting*
	[—]	[●]

* Any resultant fractional Restricted Shares will not become vested and will instead be subject to the next vesting [date/event].

RESTRICTED SHARES TERMS

1.	Grant of Restricted Shares.

(a)	The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)

You must accept the terms of this Agreement within 10 business days after the Agreement is presented to you for review by returning a signed copy of this Agreement to the Company in accordance with such procedures as the Company may establish. The Committee may unilaterally cancel and forfeit all or a portion the Award if you do not timely accept the terms of this Agreement.

(c)

Except as otherwise determined pursuant to Section 1(e) below, as soon as practicable after the Grant Date, the Company will direct that a stock certificate or certificates representing the Restricted Shares be registered in your name. Such certificate(s) will be held in the custody of the Company or its designee until the expiration of the Restricted Period. Upon the request of the Company, you will be required to deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

(d)	If a certificate for the Restricted Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Alignment Healthcare, Inc. 2021 Equity Incentive Plan and a restricted shares award agreement entered into between the registered owner and Alignment Healthcare, Inc. Copies of such plan and agreement are on file in the executive offices of Alignment Healthcare, Inc.

In addition, any stock certificates for the Restricted Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under Applicable Law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions. Unless otherwise determined by the Board, the Restricted Shares will be subject to the lock-up restrictions as set forth in Section 13.20 of the Plan (and any successor terms).

(e)	Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law.

2.	Restrictions.

(a)

You will have all rights and privileges of a Stockholder as to the Restricted Shares upon the Grant Date, including the right to vote and receive dividends, except that the following restrictions will apply:

(i)	you will not be entitled to delivery of any Share certificates for the Restricted Shares until the expiration of the Restricted Period (if at all), and upon the satisfaction of all other terms;

(ii)

you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the Restricted Shares or any rights under the Restricted Shares during the Restricted Period;

(iii)	you will forfeit all of the Restricted Shares and all of your rights under the Restricted Shares will terminate in their entirety on the terms set forth in Section 4 below and Section 9(j) below;

(iv)

any cash or in-kind dividends paid with respect to unvested Restricted Shares shall be withheld by the Company and shall be paid to you, without interest, only when, and if, such Restricted Shares shall become vested; and

(v)	no Restricted Share will be considered earned until the end of the Restricted Period applicable to the Restricted Share.

(b)	Any attempt to dispose of the Restricted Shares or any interest in the Restricted Shares in a manner contrary to the terms of this Agreement will be void and of no effect.

3.

Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Restricted Shares, or such applicable portion of the Restricted Shares, are deemed vested under the terms set forth in the table at the beginning of this Agreement.

4.	Forfeiture; Termination.

(a)

If, during the Restricted Period, (a) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the vesting of the Restricted Shares), (b) you materially breach this Agreement, or (c) you fail to meet the tax withholding obligations described in Section 5 below, you will immediately and automatically forfeit all of your rights in respect of the Restricted Shares.

(b)

[Notwithstanding anything contained herein or in the Plan to the contrary, if you incur a Separation from Service due to a Qualifying Termination, then [ ]% of the Restricted Shares shall vest and the restrictions shall lapse on the date of such Qualifying Termination. “Qualifying Termination” shall mean your Separation from Service due to a termination by the Company without Cause (other than as a result of death or Disability) on or within 12 months following a Change in Control.]

5.

Taxes. Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding under the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Award and (b) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 13.5 of the Plan (and any successor terms). The Award is intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 13.16 of the Plan (and any successor terms).

6.	Adjustment. Upon any event described in Section 4.2 of the Plan (and any successor sections) occurring after the Grant Date, the adjustment terms of that section will apply to the Award.

7.

Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan and have had an opportunity to review the Plan, and you agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.

8.

Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all Applicable Laws.

9.	Miscellaneous.

(a)

Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.

(b)	Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)

Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company for the Award. Any prior agreements, commitments, or negotiations related to the Award are superseded.

(d)

Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)

Governing Law; Jurisdiction; Waiver of Jury Trial; Data Protection. You acknowledge and expressly agree to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan.

(f)	Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.

(g)

Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by Applicable Law.

(h)

No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and Applicable Law. The Restricted Shares are not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the Restricted Shares does not create any right to receive any future awards.

(i)

Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.

(j)

Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the clawback terms contained in Section 13.21 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(k)

Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10.

Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By signing below, you are agreeing that your electronic signature is the legal equivalent of a manual signature on this Agreement and you are agreeing to all of the terms of this Agreement, as of the Grant Date.

Participant Signature: